UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 05, 2026

Claros Mortgage Trust, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-40993	47-4074900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Mack Real Estate Credit Strategies, L.P. 60 Columbus Circle, 20th Floor
New York, New York		10023
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 484-0050

(Former Name or Former Address, if Changed Since Last Report)

N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CMTG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, Vincent Tese advised the Board of Directors (“Board”) of Claros Mortgage Trust, Inc. (“we,” “us,” “our,” or “Company”) that he will not stand for re-election as a director of the Company at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) as a result of his decision to retire from the Board at the end of his current term. Mr. Tese’s decision to retire did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Tese for his dedicated service on the Board.

On February 9, our Board elected Denise Olsen as an independent director to our Board, effective as of March 2, 2026 (the "Effective Date"). Ms. Olsen was elected to serve until our 2026 Annual Meeting of Stockholders and until her successor is duly elected and qualifies. In connection with the election of Ms. Olsen to our Board, the Board temporarily increased the size of the Board to ten directors. Effective upon the conclusion of Mr. Tese’s term of service following the Annual Meeting, the size of the Board will decrease back to nine directors. Ms. Olsen was appointed as a member of the Company’s Audit Committee effective as of the Effective Date.

Ms. Olsen brings over 30 years of investment management experience across private and public real estate and related asset classes. Most recently, she served as a Senior Managing Director and an Investment Committee member at GEM Realty Capital, and earlier in her career held investment roles at JMB Realty Corporation and EVEREN Securities. Ms. Olsen has served on the Board of Directors of First Industrial Realty Trust, Inc. (NYSE: FR) since 2017 and of PRP Real Assets since 2025, and previously was a member of the Board of Directors of CyrusOne, Inc. (NASDAQ: CONE). She holds a B.S. in Economics from The Wharton School at the University of Pennsylvania.

There are no arrangements or understandings between Ms. Olsen and any other person pursuant to which Ms. Olsen was selected as our director. There are no transactions in which Ms. Olsen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with her appointment to our Board, Ms. Olsen will receive cash compensation for her service on the Board in accordance with the Company’s non-employee director compensation policy, as such policy may be amended from time to time, which includes an annual cash retainer of $85,000, prorated for any partial year of service, for serving on our Board, and annual cash retainers for service on any committees of our Board to which she is appointed. Additionally, pursuant to the Company’s non-employee director compensation policy, Ms. Olsen will be eligible to receive an annual restricted stock unit (“RSU”) award under the Company’s 2016 Incentive Award Plan (the “Plan”) with a value of $125,000 to the extent she is serving on our Board on the date of an annual meeting of the Company’s stockholders, commencing on the date of the Annual Meeting. Each such annual award shall vest in full on the earlier to occur of the one-year anniversary of the applicable grant date and the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date. Ms. Olsen may elect to receive all or a portion of her annual cash retainer, as well as any cash retainers for service on a committee, in each case, in the form of fully vested RSUs, which may be deferred, and may defer the settlement of all or a portion of any RSU awards granted under the Plan in the form of fully vested RSUs, which may be deferred.

We expect to enter into our standard form of indemnification agreement for officers and directors with Ms. Olsen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLAROS MORTGAGE TRUST, INC.

Date:	February 10, 2026	By:	/s/ J. Michael McGillis
J. Michael McGillis Chief Financial Officer, President and Director (Principal Financial and Accounting Officer)